Contact:	610-337-1000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release July 26, 2017

UGI Corporation Elects Theodore A. Dosch to Its Board of Directors

VALLEY FORGE, Pa., July 26 — UGI Corporation (NYSE:UGI) announced today that Theodore A. Dosch was elected a director of UGI, effective July 25, 2017. Mr. Dosch currently serves as Executive Vice President-Finance and Chief Financial Officer of Anixter International, a leading global distributor of network and security solutions, electrical and electronic solutions and utility power solutions.

Marvin O. Schlanger, Chairman of UGI Corporation, said, “We are excited to welcome Ted Dosch to our Board of Directors. Ted has extensive financial, accounting and change management experience from his many years as an executive of publicly-traded global corporations. UGI will certainly benefit from his perspective and expertise.”

Mr. Dosch, 58, has held his current position at Anixter International since 2011 and previously served as Anixter International’s Senior Vice President — Global Finance from 2009 to 2011. Prior to his work at Anixter International, Mr. Dosch served in various roles at Whirlpool Corporation, including as CFO — North America and Vice President of Maytag Integration from 2006 to 2008, Corporate Controller from 2004 to 2006 and CFO — North America from 1999 to 2004.

Mr. Dosch holds a Bachelor of Business Administration degree from Ohio University and is a CPA.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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